Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Mike Magaro

TIBCO Software Inc.

(650) 846-5428

mmagaro@tibco.com

Media Contact:

Robin Stoecker

TIBCO Software Inc.

(650) 846-5044

rstoecker@tibco.com

TIBCO SOFTWARE INC. ADOPTS STOCKHOLDER RIGHTS PLAN

PALO ALTO, Calif. – February 17, 2004 – TIBCO Software Inc. (Nasdaq: TIBX), a leading enabler of real-time business and the world’s largest independent business integration software company, as demonstrated by market share and analyst reports, today announced that its board of directors has adopted a stockholder rights plan. Under the plan, TIBCO will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on March 5, 2004.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of TIBCO’s stockholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for US$70. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, fifteen percent or more of TIBCO’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by TIBCO for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of TIBCO or shares of the third party acquirer having a value of twice the right’s then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About TIBCO Software

TIBCO Software Inc. (NASDAQ:TIBX) is the leading independent business integration software company in the world, demonstrated by market share and analyst reports. In addition, TIBCO is a leading enabler of Real-Time Business, helping companies become more cost-effective, more agile and more efficient. TIBCO has delivered the value of Real-Time Business, what TIBCO calls The Power of Now®, to over 2,000 customers around the world and in a wide variety of industries. For more information on TIBCO’s proven business integration, business optimization, and enterprise backbone solutions, TIBCO can be reached at +1 650-846-1000 or on the Web at www.tibco.com. TIBCO is headquartered in Palo Alto, CA.

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